SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 TRM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:


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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Set forth the amount on which the filing fee is calculated and state how it was determined.

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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
                                 TRM CORPORATION

                    Notice of Annual Meeting of Shareholders
                                November 16, 1998



To Our Shareholders:

     The annual meeting of the shareholders of TRM Corporation, an Oregon corporation (the "Company"), will be held on Monday, November 16, 1998 at 9 a.m. at the Kingstad Meeting Centers, 5933 NE Win Sivers Drive, Portland, Oregon 97207, for the following purposes:

     1. To elect three members of the Board of Directors for three-year terms.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders are invited to attend the meeting. Holders of record of the Company's Common Stock at the close of business on September 8, 1998 are entitled to notice of and to vote at the meeting.


                                       By Order of the Board of Directors

                                       PAUL M. BROWN

                                       Paul M. Brown
                                       Secretary


Portland, Oregon
October 9, 1998




     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please promptly sign and date your enclosed proxy and return it in the postage paid envelope.

     A shareholder who completes and returns the proxy and subsequently attends the meeting may elect to vote in person, since a proxy may be revoked at any time before it is voted. Retention of the proxy is not necessary for admission to the meeting.

                                 PROXY STATEMENT


     The enclosed proxy is solicited by the Board of Directors of TRM Corporation (the "Company") for use at the 1998 Annual Meeting of Shareholders ("the Annual Meeting") to be held on Monday, November 16, 1998 at 9 a.m. at the Kingstad Meeting Centers, 5933 NE Win Sivers Drive, Portland, Oregon 97207, and at any adjournments thereof.

     The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the shareholders by the Company in connection with the annual meeting. In addition to the solicitation of proxies by mail, employees of the Company may also solicit proxies by telephone and personal contact. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from brokers and other nominees at an estimated cost of $3,500. The Company's Annual Report to Shareholders covering its fiscal year ended June 30, 1998, which includes financial statements, is being mailed to shareholders together with these proxy materials on or about October 9, 1998.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid proxies will be voted at the meeting in accordance with the instructions given. A shareholder may strike the names of the persons designated as proxies on the enclosed proxy and insert names of his or her own choosing. If no instructions are given, the proxies will be voted for the election of the nominees for director. At the meeting, the presence in person or by proxy of the holders of a majority of the shares issued and outstanding will constitute a quorum for the transaction of business.


                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The Company's outstanding voting securities consist of Common Stock ("Common Stock") and Series A Preferred Stock ("Series A Preferred"). The record date for determining holders of Common Stock and Series A Preferred entitled to vote at the Annual Meeting is September 8, 1998. On that date, there were 7,065,384 shares of Common Stock and 1,777,778 shares of Series A Preferred outstanding, each entitled to one vote per share, voting together as one class. Neither the Common Stock nor the Series A Preferred has cumulative voting rights.

     The following table sets forth certain information regarding the beneficial ownership as of August 21, 1998 of the Common Stock by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director or person nominated to become a director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                                      Shares
    Beneficial Owner                     Address                Beneficially Owned (1)     Percent (2)
    ----------------                     -------                ----------------------     -----------
Laifer Capital                45 West 45th Street, 9th Floor          1,429,463                19.8%
Management, Inc. (3)          New York, NY  10036

Safeco Corporation (4)        4333 Brooklyn Ave., NE                  1,030,350                14.6%
                              Seattle, WA 98185

Frederick O. Paulsell (5)     c/o 5208 N.E. 122nd Avenue                914,002                12.8%
                              Portland, OR  97230-1074

ReadyCash Investment          1521 Locust Street, 4th Floor             612,340                 8.7%
Partners, L.P. (6)            Philadelphia, PA  19102

Daniel G. Cohen (7)           1521 Locust Street, 4th Floor             612,340                 8.7%
                              Philadelphia, PA  19102

Wellington  Management        75 State Street                           554,500                 7.8%
Company, LLP (8)              Boston, MA  02109

Edwin S. Chan (9)             c/o 5208 N.E. 122nd Avenue                489,618                 6.9%
                              Portland, OR  97230-1074

Marcia W. Zech (10)           3041 60th Avenue, S.E.                    475,430                 6.7%
                              Mercer Island, WA  98040

FBR Financial Fund II,        1001 Nineteenth Street North              421,035                 6.0%
L.P. (11)                     Arlington, VA  22209

Dimensional Fund              1299 Ocean Avenue, 11th Floor             399,500                 5.7%
Advisors, Inc. (12)           Santa Monica, CA 90401

Michael D. Simon              1005 South West Myrtle Drive              365,289                 4.9%
                              Portland, OR  97201

Frederic P. Stockton          c/o 5208 N.E. 122nd Avenue                200,000                 2.8%
                              Portland, OR  97230-1074

Paul M. Brown                 c/o 5208 N.E. 122nd Avenue                100,397                 1.4%
                              Portland, OR  97230-1074

James W. Perris               c/o 5208 N.E. 122nd Avenue                 51,349                   *
                              Portland, OR  97230-1074

Danial J. Tierney             c/o 5208 N.E. 122nd Avenue                 40,733                   *
                              Portland, OR  97230-1074

Edward E. Cohen               1521 Locust Street, 4th Floor                   0                   *
                              Philadelphia, PA  19102

Joseph G. Denton              Lincoln Plaza                                   0                   *
                              500 North Akard, Suite 4170
                              Dallas, TX  75201

Kent A. Godfrey               545 Mission Street, 2nd Floor                   0                   *
                              San Francisco, CA  94105

Debbi Hurd Baptist            10744 Willow Oaks Drive                         0                   *
                              Mitchellville, MD  20721

Joel R. Mesznik               122 East 42nd Street                            0                   *
                              New York, NY  10168

Kenneth L. Tepper             1 Lincoln Plaza                                 0                   *
                              1535 Locust Street
                              Philadelphia, PA  19102

Directors and executive                                               2,284,110                28.9%
officers as a group (13
persons)

--------------
(footnotes on following page)

* Represents less than 1 percent.

                                       2

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC"), and includes voting power and dispositive power with respect to shares. Shares are held with sole voting and dispositive power unless otherwise indicated. Shares of Common
     Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage for the person holding such options, but are not deemed outstanding for computing the percentage for any other person. The numbers of shares that may be obtained upon exercise of options that are currently exercisable or exercisable within 60 days of August 21, 1998 are as follows: Mr. Paulsell, 92,500 shares; Mr. Stockton, 200,000 shares; Mr. Brown, 100,000 shares; Mr. Simon,
     357,500 shares; Mr. Perris, 49,000 shares; Mr. Tierney, 39,000 shares; and all executive officers and directors as a group, 838,000 shares.
(2) Assumes the exercise of solely that individual's options or warrants, or conversion of solely that party's Series A Preferred, and issuance by the Company of the related number of shares of Common Stock.
(3) This information is based upon a Schedule 13D filed with the SEC on July 6, 1998, reporting that Laifer Capital Management, Inc. ("Laifer") had (i) sole voting power with respect to 912,471 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 912,471 shares and shared dispositive power with respect to an additional
     516,992 shares. The shares beneficially owned by Laifer include 709,063 shares beneficially owned by Laifer in its capacity as general partner of and investment adviser to Hilltop Partners, L.P. and 720,400 shares beneficially owned by Laifer in its capacity as investment adviser to various other clients. Laifer's holding is comprised of 1,052,900 shares of Common Stock, 313,228 shares of Series A Preferred which are convertible into 234,921 shares of Common Stock, and warrants to purchase 141,642 shares of Common Stock. Laifer has granted an irrevocable proxy to ReadyCash (as defined below) to vote its 1,052,900 shares of Common Stock.
     The proxy expires on the earlier of June 24, 2001 or conversion of the Series A Preferred into Common Stock.
(4) This information is based upon a Schedule 13G dated March 3, 1998 and filed with the SEC, disclaiming beneficial ownership of these shares. The shares are beneficially owned by registered investment companies for which a subsidiary of Safeco Corporation serves as an adviser. Because of its ownership or control of one or more investment companies which directly own shares, Safeco Corporation may be considered an indirect beneficial owner.
(5) The information excludes shares owned by Mr. Paulsell's children, all of whom are adults. The information also excludes 475,430 shares owned by Mr.
     Paulsell's former wife, Marcia W. Zech. Mr. Paulsell disclaims beneficial ownership of all such shares.
(6) Represents the number of shares that may be acquired within 60 days pursuant to the holder's (i) right to convert its Series A Preferred into shares of Common Stock and (ii) right to exercise its warrant to purchase shares of Common Stock. This information is based upon a Schedule 13D dated
     July 10, 1998 and filed with the SEC, reporting that ReadyCash Investment
     Partners, L.P. ("ReadyCash") had (i) sole voting power with respect to 2,465,200 shares and (ii) sole dispositive power with respect to 1,412,300 shares. ReadyCash's holdings consist of 1,354,498 shares of Series A
     Preferred which are convertible into 1,015,872 shares of Common Stock, and warrants to purchase 396,428 shares of Common Stock. In addition, ReadyCash holds an irrevocable proxy to vote 1,052,900 shares of Common Stock held by Laifer Capital Management. This proxy terminates on the earlier of June 24, 2001 or the conversion of the Series A Preferred to Common Stock. ReadyCash also holds a three-year irrevocable proxy from FBR Financial Fund II, L.P.
     to vote its 423,280 shares of Series A Preferred. The shares are excluded, however, from ReadyCash's beneficial ownership since the proxy automatically terminates upon conversion of the Series A Preferred Stock.
     The Company has been informed that ReadyCash transferred to other entities
     804,232 shares of Series A Preferred Stock, convertible into 603,174 shares of Common Stock, and warrants to purchase 196,787 shares Common Stock subsequent to its initial Schedule 13D filing on July 10, 1998.
(7)  Consists entirely of shares that are beneficially owned by ReadyCash. Mr.
     Daniel Cohen is the majority shareholder and an officer and director of the general partner of ReadyCash. Under current SEC rules, Mr. Cohen may be deemed to be the beneficial owner of shares owned by ReadyCash.
(8) This information is based upon a Schedule 13G dated February 11, 1998 and filed with the SEC, reporting that Wellington Management Company, LLP had
     (i) sole voting power with respect to no shares and shared voting power with respect to 513,500 shares and (ii) sole dispositive power with respect to no shares and shared dispositive power with respect to all 554,500 shares.
(9) The information provided includes 30,641 shares owned by Mr. Chan's wife and minor children.
(10) This information is based in part upon a Schedule 13G dated February 17, 1998 and filed with the SEC, reporting that Marcia W. Zech had (i) sole voting power with respect to 480,430 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 480,430 shares and shared dispositive power with respect to no shares. Mrs.
     Zech has informed the Company that she subsequently sold 5,000 shares. The information provided excludes shares owned by Mrs. Zech's children and other relatives, all of whom are adults. The information also excludes
     917,242 shares beneficially owned by her former husband, Frederick O.
     Paulsell. Mrs. Zech disclaims beneficial ownership of all such shares.
(11) This information is based upon a Schedule 13D dated August 3, 1998 and filed with the SEC, reporting that FBR Financial Fund II, L.P. (the "Fund") has sole voting power and sole dispositive power with respect to all 421,035 shares, including warrants to purchase 103,574 shares. The Fund owns 423,281 shares of the Company's Series A Preferred which are convertible into 317,461 shares of Common Stock, and warrants to purchase
     103,574 shares of Common Stock.
(12) This information is based upon a Schedule 13G dated February 10, 1998 and filed with the SEC, reporting that Dimensional Fund Advisors, Inc. had (i) sole voting power with respect to 261,600 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to all 399,500 shares.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of Messrs. E. Cohen, Paulsell and Stockton expire in 2000. The terms of office of Messrs. D. Cohen, Mesznik and Tepper expire in 1999. The terms of office of Messrs. Denton, and Godfrey and Simon expire in 1998.

     Messrs. Denton, Godfrey, and Ms. Hurd Baptist are nominated for three-year terms. Descriptions of the three nominees for election follow. For a description of the continuing directors, see "Background Information About Continuing Directors and Executive Officers."

     Joseph G. Denton, 62, was elected a director in June 1998. He has been a principal with A.T. Kearney, Inc., an international financial services consulting firm, where he has consulted with banks internationally since 1994. From 1987 to 1994, Mr. Denton was a self-employed management consultant in Dallas, Texas. From 1984 to 1987, Mr. Denton was a partner with the accounting firm of Deloitte, Haskins and Sells where he was responsible for financial institutions consulting. Mr. Denton has held executive and senior officer positions in regional banks and served at the board and policy making levels. Mr. Denton is also a former member of the Board of Directors of Bankwire, a consortium of banks that ran an administrative wire service between the members. Mr. Denton served as Vice President and Chairman of the North Texas Regional Clearinghouse Operations Committee from 1976 to 1978, and as Vice President and Chairman of the Southwestern Automated Clearinghouse Association Marketing Committee from 1975 to 1977. Mr. Denton was a Faculty member at Texas Tech University School of Banking from 1978 to 1979. Mr. Denton has a B.B.A. degree with a major in finance from Texas Tech University.

     Kent B. Godfrey, 40, was elected a director in June 1998. He was elected President and Chief Executive Officer of Andromedia, Inc., a supplier of web activity analysis solutions, in 1996. Before joining Andromedia, from 1994 to 1995, Mr. Godfrey served as Vice President of Marketing/Strategic Planning for IA Corp., a computer systems integrator, and in 1992 he served in a similar role at Epoch Systems, a hierarchical data storage management company. From 1986 to 1991, Mr. Godfrey acted as a consultant on various projects for Sequent Computer Systems, Inc. From 1983 to 1986, Mr. Godfrey worked at Pyramid Technology, a manufacturer of UNIX-based computers, in the marketing organization. Mr. Godfrey holds a Master of Science degree in Economics from the London School of Economics, and is a graduate of Babson College, where he received a B.S. in Operations Research.

     Debbi Hurd Baptist, 49, has been a Director of Community Development Investment Group at the Federal Home Loan Mortgage Corporation, a private secondary market, financial services company, since 1992. She was Vice President and Regional Manager of National Cooperative Bank from 1987 to 1992, and Vice President for Development of CMS, Inc., a mortgage servicing company, from 1985 until 1987. Ms. Hurd Baptist currently serves on the Board of several housing associations and banks. She holds a Master of Business Administration from George Washington University, and a Masters from Harvard University in urban design.

     It is the intention of the persons named in the accompanying form of proxy to vote for the three nominees, unless other instructions are given. Proxies cannot be voted for more than three nominees. Directors are elected by the vote of a plurality of the shares cast in person or by proxy at the meeting. Accordingly, the three nominees receiving the most votes at the meeting will be elected director to serve for three-year terms. Abstentions and broker non-votes will have no effect on the results of the vote. If any nominee is unable to stand for election for any reason, proxies will be voted for the election of a substitute proposed by the Board of Directors.

                          BACKGROUND INFORMATION ABOUT
                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     Edward E. Cohen, 59, was elected Chairman of the Board in June 1998. Mr. Cohen is a Class 3 director whose term expires at the 2000 Annual Meeting. He has been the Chairman of the Board of Directors of Resource America, Inc., since 1990, its Chief Executive and a director since 1988, and its President from July 1995 to May 1998. He is Chairman of the Board of Directors and a director of Brandywine Construction & Management, Inc., a real estate construction and management company. Since 1981, Mr. Cohen has been Chairman of the Executive Committee and a director of JeffBanks, Inc., a bank holding company. From 1969 through 1989, Mr. Cohen was Chairman of the Board or Chairman of the Executive Committee of State National Bank of Maryland (now First Union Bank of Maryland). Mr. Cohen is the father of Daniel G. Cohen.

     Daniel G. Cohen, 29, was elected a director in June 1998. Mr. Cohen is a Class 2 director whose term expires at the 1999 Annual Meeting. He has served as President and Director of ReadyCash GP, Inc. the General Partner of ReadyCash Investment Partners, L.P. He is also the President and Chief Operating Officer of Resource America, Inc., a specialty finance company, since May 1998, and a Director since July 1997. Prior thereto and since 1995, Mr. Cohen had been an Executive Vice President of Resource America. Since January 1997, Mr. Cohen is also Chairman, Chief Executive Officer and director of Fidelity Mortgage Funding, Inc., the residential mortgage loan origination subsidiary of Resource America, and a director of Jefferson Bank, of Philadelphia, Pennsylvania. Prior to joining Resource America, Inc., Mr. Cohen was principally engaged in graduate studies at the University of Pennsylvania. Mr. Cohen is the son of Edward E. Cohen.

     Joel R. Mesznik, 52, was elected a director in June 1998. Mr. Mesznik is a Class 2 director whose term expires at the 1999 Annual Meeting. He has been President of Mesco Ltd. since its inception in 1990. Mesco Ltd. is a financial advisory firm providing advisory services related to international financial transactions in a variety of industries. Mr. Mesznik was previously a managing director of Drexel Burnham Lambert from 1976 to 1986. Mr. Mesznik serves on the Board of Directors of Resource Asset Investment Trust, a real estate investment trust, as well as on the Board of Directors of several non-public companies. He holds a Master of Business Administration from Columbia University.

     Frederick O. Paulsell, 58, has served as a director since 1984 and as Chairman of the Board from 1985 to 1998. Mr. Paulsell now serves as Vice Chairman of the Board. Mr. Paulsell is a Class 3 director whose term expires at the 2000 Annual Meeting. Since January 1995, Mr. Paulsell has been a partner at Olympic Capital Partners, L.L.C., a Seattle-based investment banking firm. From 1992 to 1994, he served as President of Paulsell & Reed, a Seattle investment firm. From 1987 to 1991, Mr. Paulsell served as President of Foster, Paulsell & Baker, Inc., also a Seattle investment firm. Mr. Paulsell serves on the Board of Directors of Costco Companies, Inc. and several privately held companies. He was Chairman of the Board of Ballard Computer, Inc., a Seattle-based computer hardware and software retailer that filed for bankruptcy in March 1995. Ballard is not affiliated in any way with the Company.

     Frederic P. Stockton, 46, was appointed President, Chief Executive Officer and a director in August 1997. Mr. Stockton is a Class 3 director whose term expires at the 2000 Annual Meeting. Prior to joining TRM and since 1985, Mr. Stockton was employed by The Estey Corporation, a privatelyheld company with six business groups including vending, equipment distribution, food distribution, mobile catering, recreational properties and food service. Most recently and since 1994, he served as President and Chief Executive Officer. From 1985 to 1994, Mr. Stockton served as President of The Estey Corporation's Equipment Distribution Group. From 1978 to 1985, he was employed by Omark Industries (now the Oregon Cutting Systems Division of Blount, Inc.) in positions of increasing responsibility. Mr. Stockton holds a B.A. degree from the University of Washington.

     Kenneth L. Tepper, 36, was elected a director in June 1998. Mr. Tepper is a Class 2 director whose term expires at the 1999 Annual Meeting. He has been President, Chief Executive Officer and a Director of USABancShares, Inc., a federal bank holding company, since March 1995, and since

December 1995, has also been President and Chief Executive Officer of BankPhiladelphia, USABancShares' operating subsidiary. From January 1994 to November 1995, Mr. Tepper was Managing Director of Merchant BancShares, Inc., an investment banking firm specializing in community bank mergers and loan portfolio acquisitions. Mr. Tepper was previously a Director, Merchant Banking Division, for Tucker Federal Savings & Loan, a savings institution from November 1991 to December 1993. Mr. Tepper holds a Bachelor of Arts Degree from Emory University and a Juris Doctor Degree from the Villanova University School of Law.

     Paul M. Brown, 44, was named Chief Financial Officer and Vice President of Finance of the Company in September 1997. Prior to joining the Company and since 1993, Mr. Brown was Senior Vice President and Chief Financial Officer for SMC Corporation, a manufacturer of motorized recreational vehicles. Before joining SMC Corporation, Mr. Brown served as Chief Financial Officer for several privately-held manufacturing companies and also worked as a consultant with Arthur Andersen & Co. Mr. Brown attended Harvard University and holds a B.S. degree from Portland State University.

     James W. Perris, 41, was elected Chief Operating Officer and Vice President of Operations of the Company in April 1995. Prior to joining TRM and since 1991, Mr. Perris was General Manager of Calbag Metals Co., a privately-held manufacturer and broker of nonferrous metals. From 1984 through 1991, he was employed at First Interstate Bank of Oregon in positions of growing responsibility. Mr. Perris holds a B.A. degree from Stanford University and an M.B.A. from the University of Oregon.

     Danial J. Tierney, 42, was named Vice President of Corporate Sales of the Company in July 1996. Prior to that and since January 1995, Mr. Tierney served the Company as Vice President of Sales and Marketing. For 16 years prior to joining TRM, Mr. Tierney was employed by Spectra Physics Scanning Systems, Inc. and its affiliates in various locations and in positions of increasing responsibility, most recently in Eugene, Oregon, as Director of Marketing. He holds a B.S. degree from the University of California, Berkeley, and an M.B.A. from the University of Santa Clara.

                              CORPORATE GOVERNANCE

     The Board of Directors has an Executive Committee, an Audit Committee, and a Nominating and Compensation Committee. Messrs. Paulsell, Simon and Stockton served on the Executive Committee until June 24, 1998. Mr. Shaw served on the Executive Committee until his resignation as a director of the Company in March 1998. Messrs. Edward E. Cohen, Daniel G. Cohen and Frederic P. Stockton currently serve on the Executive Committee. The function of the Executive Committee is to act on an interim basis for the full Board. Messrs. Coe, as Chairman, and Van Maren served on the Audit Committee until June 24, 1998. The Audit Committee has the responsibility of recommending the Company's independent auditors, reviewing the scope and results of audits, and overseeing such other matters relating to the integrity of the Company's finances and financial statements, as the Committee may consider appropriate. Messrs. Paulsell, as Chairman, Godfrey and Denton currently serve on the Audit Committee. Messrs. Chan, as Chairman, Paulsell and Simon served on the Nominating Committee until June 24, 1998. The Nominating Committee was established during fiscal 1996 to assist, as needed, with finding qualified candidates to serve on the Company's Board of Directors. The Nominating Committee also considered nominations submitted by shareholders, if any. The Nominating Committee has been merged with the Compensation Committee, and all of the functions pertaining to the nomination of Directors are undertaken by the joint Nominating and Compensation Committee. Nominations should be submitted to the Corporate Secretary. Mr. Paulsell served on the Compensation Committee until June 24, 1998, and until his resignation as a director of the Company, Mr. Shaw served as Chairman of the Compensation Committee. Messrs. Joel R. Mesznik, as Chairman, Edward E. Cohen and Kenneth L. Tepper currently serve on the Nominating and Compensation Committee. The functions of the Nominating and Compensation Committee are to serve as the Nominating Committee and to approve the executive officers' compensation and to administer the Company's 1996 Stock Option Plan, when the full Board is not administering such Plan, and its Employee Stock Purchase Plan.

     The Board of Directors held six meetings during fiscal 1998. The Executive Committee met four times during fiscal 1998. The Nominating Committee did not meet. The Audit Committee met twice and the Compensation Committee met four times. During fiscal 1998, each incumbent director attended at least 75 percent of all meetings of the Board and Committees on which the director served.

     Directors who are not employees of the Company are paid fees of $2,000 per year plus $500 for each Board or Committee meeting attended. Members of the Executive Committee who are not employees receive an additional annual fee of $2,000. If Board and Committee meetings are held on the same day, only one attendance fee is paid. Pursuant to the Company's 1996 Stock Option Plan, each nonemployee director is automatically granted a nonstatutory stock option for 5,000 shares of the Company's Common Stock on the date of each annual shareholders meeting held during the time he or she serves as a nonemployee director. Each nonemployee director who is serving on the Executive Committee of the Board automatically is granted an additional nonstatutory stock option for 2,500 shares on the date of each annual shareholder meeting held during the time the director serves as a member of the Executive Committee. The exercise price for all options granted to nonemployee directors under the Plan is the fair market value of the Company's Common Stock on the date of grant. Each such option has a 10-year term and becomes fully exercisable on the first anniversary of the option grant, provided the director is then serving on the Board and, if applicable, on the Executive Committee. Effective March 29, 1998, each such option then outstanding was amended to provide that upon the resignation of a Director after three or more years of service as a Director of the Company the exercise period for the option will be extended to the date that is ten years after the date of resignation.

     During fiscal 1998, nonemployee directors received the fees and automatic stock option grants described in the preceding paragraph. For serving as Chairman of the Board and as a member of the Executive Committee, Mr. Paulsell also received $3,000 a month during fiscal 1998. Mr. Shaw also received $2,500 a month for serving as a member of the Executive Committee until his resignation as a director of the Company in March 1998.

                             EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

     The following table sets forth compensation earned during fiscal 1998 by the Chief Executive Officer and certain other executive officers of the Company.

                                            Annual                 Long-Term
                                         Compensation             Compensation
                                      --------------------    ---------------------
       Name and                                               Securities Underlying         Other
  Principal Position          Year      Salary       Bonus         Options (#)         Compensation (1)
  ------------------          ----    --------    --------    ---------------------    ----------------
Frederic P. Stockton          1998    $178,062    $100,000           200,000               $ 3,276
  President and Chief
  Executive Officer (2)

James W. Perris               1998    $130,008    $ 25,400            10,000               $ 4,604
  Chief Operating Officer     1997    $118,983    $ 35,000            20,000               $ 4,576
  And Vice President of       1996    $110,000    $ 22,500                --               $ 1,456
  Operations

Danial J. Tierney             1998    $118,008    $ 34,780            10,000               $ 4,007
  Vice President of           1997    $108,167    $ 30,000                --               $ 4,064
  Sales and Marketing         1996    $110,000    $ 12,000                --               $ 2,438

Michael D. Simon              1998    $ 89,860          --             7,500               $ 4,649
  Former President and        1997    $290,000          --            59,000               $ 5,184
  Chief Executive             1996    $300,000    $138,258           116,000               $ 3,640
  Officer (3)

Paul M. Brown                 1998    $ 93,182    $ 30,000           100,000                    --
  Chief Financial Officer
  and Vice President of
  Finance (4)


(1)  Reflects contributions by the Company to the Company's Profit Sharing
     Retirement Plan.
(2)  Mr. Stockton commenced employment with the Company on August 18, 1997.
(3)  Mr. Simon retired as an officer effective August 25, 1997.
(4)  Mr. Brown commenced employment with the Company on September 22, 1997.

Stock Option Grants in Last Fiscal Year
---------------------------------------

     The following table provides information regarding stock options granted to certain executive officers in 1998.

                              Individual Grants
-------------------------------------------------------------------------------------
                                             Percent of                                       Potential Realizable
                                                  Total                                    Value at Assumed Annual
                        Numbers of              Options                                       Rates of Stock Price
                            Shares           Granted to                                    Appreciation for Option
                        Underlying         Employees in      Exercise                                     Term (1)
                           Options               Fiscal     Price per      Expiration      -----------------------
       Name                Granted                 Year         Share            Date          5%           10%
     --------             --------             --------      --------        --------      --------       --------
Frederic P. Stockton       200,000 (2)           45.7            9.75        10/28/07     1,226,345      3,107,798

Paul M. Brown              100,000 (2)           22.9            9.75        10/28/07       613,172      1,553,899

James W. Perris             10,000 (3)            2.3            9.75        10/28/07        61,317        155,390

Danial J. Tierney           10,000 (3)            2.3            9.75        10/28/07        61,317        155,390

Michael D. Simon             7,500 (4)            1.7            9.75        10/28/07        45,988        116,542


(1) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.
(2) Under terms of the option agreements, the options are subject to accelerated vesting in the event of a change in control of the Company. The investment by ReadyCash of $20 million pursuant to a Preferred Stock and Warrants Purchase Agreement dated March 29, 1998 between the Company and
     ReadyCash was deemed to be a "change in control" under the terms of Mr.
     Stockton's and Mr. Brown's option agreements. Accordingly, their options became fully exercisable upon the Company's completion of the transaction with ReadyCash on June 24, 1998.
(3)  The option vests 20% a year over five years from the date of grant.
(4) The option fully vests one year from the date of grant.


Option Exercises and Holdings
-----------------------------

     The following table indicates (i) stock options exercised by the executive officers during the last fiscal year, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of June 30, 1998 and (iii) the fiscal year-end value of "in-the-money" unexercised options.

                                                               Number of Unexercised               Value of Unexercised
                             Shares                                Options at Fiscal               In-The-Money Options
                           Acquired                                      Year End (#)            at Fiscal Year End (2)
                                 on           Value      ----------------------------      ----------------------------
       Name             Exercise (#)    Realized (1)     Exercisable    Unexercisable      Exercisable    Unexercisable
       ----             ------------    ------------     -----------    -------------      -----------    -------------
Frederic P. Stockton              --              --         200,000               --      $   900,000               --

Michael D. Simon              25,000        $231,875         344,375           73,125      $ 2,826,016      $   288,047

Paul M. Brown                     --              --         100,000               --      $   450,000               --

                                       9

James W. Perris                   --              --          49,000           56,000      $   371,875      $   351,250

Danial J. Tierney                 --              --          37,000           40,000      $   374,625      $   348,750


(1) Aggregate market value of the shares covered by the option, less the aggregate price paid by the executive.
(2)  Based on the fair market value of the Company's stock as of June 30, 1998.
     Values are stated on a pretax basis.


Employment Agreements
---------------------

     Mr. Paul M. Brown entered into an employment letter agreement with the Company in September of 1997. Under the terms of the employment agreement, Mr. Brown is to be paid an initial annual salary of $120,000, to be reviewed annually, and is eligible for incentive compensation of up to $30,000 in fiscal year 1998 and at similar or enhanced levels in subsequent years, based on performance criteria to be determined between Mr. Brown and the Company. Upon commencement of employment with the Company, Mr. Brown also received options to purchase 100,000 shares of the Company's stock that vest ratably at 20% per year and expire ten years from the date of grant. In the event Mr. Brown is terminated by the Company other than "for cause," Mr. Brown will receive a severance payment equal to six months' salary, plus one months' salary for each year of employment, up to a total of 12 months, and all outstanding stock options held by Mr. Brown will immediately vest. In the event the Company experiences a "change in control" as defined in the agreement, all of Mr. Brown's options will become fully vested. All of Mr. Brown's options became fully vested on the closing of the investment in the Company by ReadyCash.

     The Company and Mr. Frederic P. Stockton entered into an employment letter agreement in August of 1997. Pursuant to the agreement, Mr. Stockton is to be paid an annual salary of $210,000 that will be reviewed annually by the Company's Board of Directors. The Company also agreed to pay Mr. Stockton a $60,000 bonus if the Company achieves earnings targets set by the Board of Directors, and an additional $60,000 bonus if Mr. Stockton meets certain performance criteria established by the Board of Directors. Mr. Stockton is also provided with the use of a Company car. Mr. Stockton received options to purchase 200,000 shares of the Company's stock that vest at a rate of 25% per year and expire 10 years after the date of the employment agreement. In the event of a "change of control" of the Company, the agreement provides that Mr. Stockton's options vest immediately. All of Mr. Stockton's options became fully vested on the closing of the investment in the Company by ReadyCash. If Mr. Stockton is terminated by the Company, the terms of the employment agreement provide for a severance payment to Mr. Stockton equal to twelve months' salary.

Compensation Committee Report on Executive Compensation
-------------------------------------------------------

Compensation Committee
----------------------

     All of the actions regarding compensation of executive officers of the Company in fiscal 1998 were taken by the Compensation Committee of the Board of Directors (the "Committee"), which was composed of two outside directors until March 1998, when one of those individuals resigned from the Board. Pursuant to authority delegated by the Board, the Committee makes determinations concerning compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company and is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. During fiscal 1998, the Committee also administered the Company's 1996 Stock Option Plan and the Company's Restated 1986 Stock Incentive Plan.

Chief Executive Officer Compensation
------------------------------------

     In August 1997, Michael D. Simon resigned as President and Chief Executive Officer of the Company, but remains an employee of the Company. Mr. Simon's letter agreement with the Company provides that Mr. Simon's base compensation continue at the rate of $36,000 per year.

     In August 1997, the Company entered into an employment letter agreement with Frederic P. Stockton whereby he was appointed President and Chief Executive Officer of the Company. The letter agreement provides that Mr. Stockton's base compensation would be $210,000 a year and that he will be entitled to a cash bonus of $60,000 if the Company achieves certain earnings targets established by the Board for fiscal year 1998, and will be entitled to an additional cash bonus of $60,000 upon his achievement of certain performance criteria established by the Board. The terms of the employment letter agreement reflected negotiations between the Company and Mr. Stockton and the Committee's evaluation of Mr. Stockton's potential value to the Company as its President and Chief Executive Officer. The number of option shares granted to Mr. Stockton upon his hiring was likewise based on negotiations between the Company and Mr. Stockton and the directors' subjective determination of the number of shares needed to compensate Mr. Stockton adequately and to provide a significant incentive for him to exert his best efforts on the Company's behalf and to continue with the Company on a long-term basis. Stock option grants to Mr. Stockton during fiscal 1998 are reflected in the Summary Compensation Table and the stock option tables.

Executive Officer Compensation
------------------------------

     The Company's executive compensation program consists of base salary, annual cash incentive compensation in the form of discretionary bonuses and discretionary longterm incentive compensation in the form of stock options. This program is designed to reflect pay for performance that is tied to the Company's, as well as individual performance.

     The fiscal 1998 salaries established for executive officers other than the Chief Executive Officer were determined by the Committee after considering the Company's size and complexities relative to other public companies. In determining salaries, the Committee took into account job responsibilities, individual experience and individual performance.

     In September of 1997, Mr. Paul M. Brown and the Company entered into an employment letter agreement whereby Mr. Brown was named the Company's Chief Financial Officer. The letter agreement provides that Mr. Brown's base compensation would be $120,000 per year (subject to annual review) and that he would be eligible for incentive compensation in the amount of up to $30,000 for fiscal year 1998 upon achievement of performance goals mutually agreed to by Mr. Brown and the Board of Directors. The terms of the employment letter agreement reflect negotiations between Mr. Brown and the Board, as well as the Committee's evaluation of Mr. Brown's potential for performance as the Company's Chief Financial Officer and his future contributions to the Company. The number of option shares granted to Mr. Brown upon commencement of employment was also based on negotiations between the Company and Mr. Brown, as well as the directors' subjective assessment of the number of shares needed to compensate Mr. Brown at a competitive rate and to provide significant short-term incentives for him to exert his best efforts on the Company's behalf for a long-term period. Stock option grants to Mr. Brown during fiscal 1998 are reflected in the Summary Compensation Table and the stock option tables.

     Discretionary bonuses were paid to each executive officer for fiscal 1998 based on Company and individual performance.

     The Company has a stock option plan in which key employees of the Company, including executive officers, are eligible to participate. The Board of Directors believes that the availability of stock incentives is an important factor in the Company's ability to attract and retain key employees, to provide an incentive for them to exert their best efforts on behalf of the Company and to further align their interests with shareholders. Stock option grants to certain executive officers during fiscal 1998 are reflected in the Summary Compensation Table and the stock option tables.

     Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. It is anticipated that the levels of salary and bonus to be paid by the Company will not exceed that limit.


                        Compensation Committee Report Submitted By:

                        Joel R. Mesznik
                        Edward E. Cohen
                        Kenneth L. Tepper

Stock Performance Graph
-----------------------

     The following graph provides a comparison of the cumulative total shareholder return for the period June 30, 1993 through June 30, 1998 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (US) and (iii) the Nasdaq Retail Trade Index, in each case assuming the investment of $100 on June 30, 1993 and the reinvestment of any dividends.

[graphic line chart depicting performance omitted.

              6/30/93   12/31/93    6/30/94   12/31/94    6/30/95   12/31/95    6/30/96   12/31/96    6/30/97   12/31/97    6/30/98
             --------   --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
TRM            100.00     93.750     47.917     43.750     54.167     87.500     92.708     81.250     88.542     73.958     118.75

Nasdaq (US)    100.00    110.560    100.959    108.071    134.765    152.840    173.026    187.987    210.381     230.65    277.823

Nasdaq Retail  100.00    112.920     99.549    102.878    112.097    113.334    136.241    135.111    145.225    158.721    194.528]

                       COMPLETION OF READYCASH TRANSACTION

     On June 24, 1998 (the "Closing Date"), the Company issued and sold to ReadyCash 1,777,778 shares of a new series of Preferred Stock of the Company, designated the "Series A Preferred Stock", and warrants (the "Warrants") to purchase 500,000 shares of the Company's Common Stock at an exercise price of $15.00 a share, for an aggregate purchase price of $20,000,000 in cash (the "Transaction"). The Company has been informed by ReadyCash that ReadyCash obtained the funds used to purchase the Series A Preferred Stock and Warrants from its individual limited partners in the form of capital contributions.

     Each share of Series A Preferred Stock has one vote per share and votes together with the Common Stock on any and all matters submitted to the Company's shareholders for a vote, except to the extent Oregon law requires otherwise. In addition, each share of the Series A Preferred Stock is convertible at any time at the option of the holder into .7499997 fully paid and non assessable shares of Common Stock and shall be automatically converted into shares of the Company's Common Stock on the same basis if the last bid price quoted in the Nasdaq System as of 4:00 p.m. for a share of the Company's Common Stock is at least $20.00 for a period of 90 consecutive calendar days commencing after June 30, 1999. The conversion ratio and the price at which the Series A Preferred Stock shall be automatically converted shall be appropriately adjusted for any combination or subdivision of shares, stock dividend, stock split or recapitalization.

     In connection with the Transaction, Messrs. Edwin S. Chan, Sherman M. Coe and Donald L. Van Maren resigned from the Company's Board of Directors (the "Board") effective as of the Closing Date, the Company's Board of Directors was increased to nine members, and Messrs. Daniel G. Cohen, Edward E. Cohen, Joseph
G. Denton, Kent B. Godfrey, Joel R. Mesznik and Kenneth L. Tepper were elected to the Board. Pursuant to the terms of the Transaction, Messrs. Daniel G. Cohen and Edward E. Cohen were designated by ReadyCash to be nominated for election to the Board, and the nominations of Messrs. Denton, Godfrey, Mesznik and Tepper were approved by ReadyCash. Daniel G. Cohen is the majority shareholder and an officer and director of the general partner of ReadyCash and Edward E. Cohen is the father of Daniel G. Cohen. Messrs. Denton, Godfrey, Mesznik and Tepper are not affiliated with ReadyCash.

     On the Closing Date, ReadyCash held approximately 20 percent of the outstanding voting power of the Company's capital stock. Upon conversion of the Series A Preferred Stock and exercise of the Warrants, ReadyCash will hold approximately 21 percent of the outstanding shares of the Company's Common Stock.

     The Company has been informed by ReadyCash that effective as of the Closing Date, Laifer Capital Management, Inc., which according to a Schedule 13D filed on October 16, 1997 owns 1,052,900 shares of the Company's Common Stock, or approximately 14.9 percent of the outstanding shares of Common Stock of the Company, signed an irrevocable proxy to ReadyCash to vote its shares on all matters submitted to the Company's shareholders for a vote. The irrevocable proxy terminates on the earlier of the third anniversary of the Closing Date or the conversion of the Series A Preferred Stock to Common Stock.

     The Company believes that the completion of the Transaction, and the execution and delivery of the foregoing irrevocable proxy, may have resulted in a change of control of the Company within the meaning of the federal securities laws and the rules thereunder.


                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending June 30, 1999. This firm has served as the Company's auditors since 1987. The decision of the Board of Directors is based on the recommendation of the Audit Committee.

Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Reports of all transactions in the Company's Common Stock by insiders are required to be filed with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based solely on its review of copies of these reports and presentations of such reporting persons, the Company believes that during fiscal 1998 such SEC filing requirements were satisfied.


                              SHAREHOLDER PROPOSALS

Shareholder Proposals to be Included in the Company's Proxy Statement
---------------------------------------------------------------------

     A shareholder proposal to be considered for inclusion in proxy materials for the Company's 1999 annual meeting must be received by the Company not later than June 11, 1999.

Shareholder Proposals Not in the Company's Proxy Statement
----------------------------------------------------------

     Shareholders wishing to present proposals for action at an annual meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to that year's annual meeting; provided, however, that in the event less than 30 days' notice of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting was mailed. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (i) a brief description of the matter proposed to be brought before the meeting, (ii) the name and address, as they appear in the Company's books, of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such matter. The presiding officer at the annual meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such matter shall not be considered or acted upon. For purposes of the Company's 1999 annual meeting, such notice, to be timely, must be received by the Company between September 17, 1999 and November 17, 1999. In addition, (assuming the Company gives shareholders 30 days notice of the annual meeting and the date of the 1999 Annual Meeting is on a corresponding date to the 1998 Annual Meeting), if notice of any shareholder proposal to be raised at next year's annual meeting of shareholders is received by the Company at its principal executive offices before September 17, 1999 or after November 17, 1999 proxy voting on that proposal when and if raised at the 1999 annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

     Shareholders wishing to nominate directly candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as described above. The notice shall set forth (i) the information described by Items 401(a), (e) and (f) and Item 403(b) of Regulation S-K under the Securities Act of 1933, as amended, (ii) the class and number of shares of the Company which are beneficially owned by the nominating shareholder, and (iii) any material interest of the shareholder or of the nominee in the Company. The presiding officer at the annual meeting shall determine whether any nomination was properly brought before the annual meeting in accordance with the Company's Bylaws. If such officer determines that any person has not been properly nominated, such officer shall so declare at the meeting and any such nominee shall note be considered in the election.

                                  OTHER MATTERS

     The notice of annual meeting of shareholders provides for transaction of such other business as may properly come before the meeting. As of the date of this proxy statement, the Board of Directors has been advised of no matters to be presented for discussion at the meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the shareholders.



Portland, Oregon
October 9, 1998

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                                REVOCABLE PROXY
                                TRM CORPORATION

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                             BOARD OF DIRECTORS FOR
                   THE 1998 ANNUAL MEETING OF SHAREHOLDERS --
                               NOVEMBER 16, 1998

     The undersigned hereby appoints Frederic P. Stockton and Paul M. Brown, and each of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Shareholders of TRM CORPORATION to be held on November 16, 1998, and any adjournments thereof, with respect to the following:

                                                         With-     For All
1.   ELECTION OF DIRECTORS to                   For      hold      Except
     serve for three-year terms (except
     as marked to the contrary below):          [ ]       [ ]        [ ]

     Joseph G. Denton, Kent B. Godfrey and Debbi Hurd Baptist

     INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

     ---------------------------------------------------------------------------

     Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. IN ADDITION, THE PROXIES MAY VOTE AT THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

          Please date and sign above exactly as your name or names appear hereon. If more than one name appears, all should sign. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.

                                     -------------------------------------------
   Please be sure to sign and date   | Date                                    |
     this Proxy in the box below.    |                                         |
--------------------------------------------------------------------------------
|                                                                              |
|                                                                              |
------- Shareholder sign above ----------- Co-holder (if any) sign above -------


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

   Detach above card, sign, date and mail in postage paid envelope provided.

                          [Logo] 5208 N.E. 122nd Avenue
                                 Portland, Oregon 97230-1074

--------------------------------------------------------------------------------
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